Exhibit 4.33

Global Ship Lease Services Limited

55 Bakers Street

Marylebone

London

W1U 7EU

Ian Webber

Orchard House

Bakers Lane

Westleton

Saxmundham

Suffolk IP17 3AZ

29th September 2021

Dear Ian

Amendment to your Service Agreement with the Company dated 1 June 2018 as Amended on 16 October 2018 (the Amended Service Agreement).

Further to our recent discussions, the purpose of this letter is to record certain agreed amendments to the Amended Service Agreement.

Those amendments are detailed below:

Clause 17.2 of the Service Agreement is deleted and is replaced by the following new clause 17.2:

“17.2 Save as otherwise may be agreed in writing by the Executive and the Company, this Agreement shall automatically terminate with immediate effect on 30 September 2025.”

Save as detailed in the letter, the Amended Service Agreement remains in full force and effect.

Please countersign this letter below to confirm your agreement to its terms. The amendment to the Amended Service Agreement detailed in this letter will come into force with effect from the date that you countersign this letter.

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Yours sincerely

/s/ George Giouroukos

………………………
For and on behalf of
Global Ship Lease Services Limited

I confirm my agreement to the terms of this letter.

/s/ Ian Webber	29 September 2021
Ian Webber	Dated

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